Exhibit 10.30
MINIMED GROUP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
2026 MINIMED GROUP, INC. LONG TERM INCENTIVE PLAN
Name: [•]

Employee ID: [•] Client Grant ID: [•] Grant Date: [•] Grant Price: [•]
Grant Type: Restricted Stock Unit Shares Awarded: [•]
1.Grant of Restricted Stock Units. MiniMed Group, Inc., a Delaware corporation (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and on the Grant Date as each is set forth above. The Restricted Stock Units represent the right to, upon vesting, receive shares of common stock of the Company, par value $0.01 per share (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (this “Agreement”) and in the 2026 MiniMed Group, Inc. Long Term Incentive Plan (the “Plan”). Unless otherwise defined in this Agreement, a capitalized term in this Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan will govern.

2.Vesting.

a.Vesting Schedule. The Restricted Stock Units will vest ratably on the first, second, and third anniversaries of the Grant Date (each, a “Vesting Date”), provided that you have not incurred a termination of employment prior to the applicable Vesting Date.
b.Death, Disability. Notwithstanding Section 2(a) above, if you incur a Termination of Employment prior to the applicable Vesting Date as a result of your death or Disability, any unvested Restricted Stock Units shall become vested on the date of the Termination of Employment.

For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term under the long-term disability policy maintained by the Company.
c.Retirement. If you incur a Termination of Employment prior to the applicable Vesting Date as a result of your Retirement more than one (1) year following the Grant Date, as provided in Section 4 below, you will vest on the date of the Termination of Employment in the next tranche of your Restricted Stock Units on a pro rata basis based on the length of time you were employed between the Vesting Date immediately preceding your Termination of Employment and the Vesting Date immediately following your Termination of Employment (or, if no Vesting Date has yet occurred, between the Grant Date and such following Vesting Date).

d.Termination for Any Other Reason. In the event you incur a Termination of Employment prior to the final Vesting Date for any reason other than those specified in Sections 2(b) and 2(c) (including a Termination of Employment due to your Retirement within one (1) year of the Grant Date), all unvested Restricted Stock Units will automatically be irrevocably forfeited in full and canceled by the Company as of 9:00 p.m. PT (midnight ET) on the date of such Termination of Employment.

For purposes of this Agreement, the term “Retirement” shall mean the earlier of:
(i) your Termination of Employment from the Company or a Subsidiary on or after attaining age fifty-five (55) with at least ten (10) years of service to the Company (which for this purpose shall include Medtronic plc); (ii) your Termination of Employment on or after attaining age sixty-two (62); or (iii) if, on the date of your Termination of Employment, you are employed in a country (i.e., receiving pay and benefits from such country) designated in the Retirement Policy(ies) maintained by the Company, the age or combination of age and service (which for this purpose shall include Medtronic plc) applicable to such country under such policy.

3.Settlement. No later than six (6) weeks after the date the Restricted Stock Units become vested as described in Section 2, the Company will issue to you (or your Successor, as applicable) a number of Shares equal to the number of Restricted Stock Units that become vested (including any dividend equivalents described in Section 6, below). “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest, inheritance or valid beneficiary designation (as provided in Section 15.7 of the Plan), acquire the right to your Restricted Stock Units.

4.Forfeiture. If you are not a resident or are not based out of a location in the State of California, then, subject to applicable law, if you have received or are entitled to receive the delivery of Shares pursuant to this Agreement within the period beginning six (6) months prior to the date of your Termination of Employment and ending twelve (12) months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the Shares received or receivable with respect to this award of Restricted Stock Units, in the event that you engage in any of the following activities:

a.performing services for or on behalf of any competitor of, or competing with, the Company or any Subsidiary, within six (6) months of the date of your Termination of Employment;
b.unauthorized disclosure of material proprietary information of the Company or any Subsidiary;

c.a violation of applicable business ethics policies or business policies of the Company or any Subsidiary; or

d.any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than ninety (90) days after the Company acquires actual knowledge of such an activity but in no event later than twelve (12) months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 4 by terminating the Restricted Stock Units awarded under this Agreement.

If you fail or refuse to forfeit the Shares demanded by the Company (the number of such Shares as may be adjusted for any events described in Section 3.3 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per Share during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

For purposes of this Section 4, forfeiture of Shares shall be effected by the redemption of such Shares in accordance with applicable law.
Notwithstanding the foregoing, this Section 4 shall not apply following a Change of Control and shall not apply to individuals who are residents of the State of California to the extent prohibited by applicable California law.
5.Change of Control. Notwithstanding anything in Section 2 of this Agreement to the contrary, if a Change of Control of the Company occurs prior to the final Vesting Date, then the Restricted Stock Units will become 100% vested upon such Change of Control, and the Company will issue to you a number of Shares equal to the number of Restricted Stock Units (including any dividend equivalents described in Section 6, below) within six (6) weeks following the Change of Control, provided that no such vesting or issuance shall occur if the Restricted Stock Units are replaced or continued by a Replaced Award that satisfies the requirements of Section 10.1(b) of the Plan. In the event that the Restricted Stock Units are replaced by a Replacement Award and you incur a Termination of Employment during the two (2) years following a Change of Control by the Company without Cause or by you for Good Reason, such Replacement Award shall vest in full and be settled within six (6) weeks following your Termination of Employment.

6.Dividend Equivalents. In the event that the Company declares and pays a cash dividend on the Shares, you will be entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. For the avoidance of doubt, no dividend equivalents shall be payable unless and until the Company declares and pays a dividend on the Shares. Any such dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms (including the vesting requirements) of this Agreement.

7.Clawback; Repayment. The Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with: (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time (including the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time) and (ii) applicable law. In addition, if you receive any amount in excess of the amount that you should have otherwise received under the terms of the Restricted Stock Units for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Committee may provide that you shall be required to repay any such excess amount to the Company and its Subsidiaries.

8.Withholding Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any federal, state, local, foreign income, employment, social security or other taxes due upon distribution of the Shares (together with FICA, the “Withholding Taxes”). The Company and its Subsidiaries are authorized, in their sole discretion, to satisfy all or any portion of the Withholding Taxes by any of the following means or by a combination of such means: (i) deduct from any payment to you any such Withholding Taxes required to be withheld; (ii) as described in Section 15.4 of the Plan and to the extent permissible under applicable law, withhold a portion of the Shares issued upon settlement of the Restricted Stock Units to satisfy all or part of the Withholding Taxes (including, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units, which will result in the reduction of the number of your vested Restricted Stock Units accordingly, with the amount that is applied to pay FICA being subject to federal, state, and local taxes); or (iii) through other methods established or approved by the Company that are satisfactory to the Company regarding the payment of the Withholding Taxes required to be withheld. The Company’s obligations under the Plan and this Agreement are conditioned upon your satisfaction of such Withholding Taxes. For the avoidance of doubt, the Company may allow for Withholding Taxes up to the maximum withholding rate applicable to the Participant.

9.Limitation of Rights. Except as set forth in this Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under this Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.

10.No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all.

11.Section 409A of the Code. The Company intends that payments under this Agreement shall comply with Section 409A of the Code, to the extent applicable, and this Agreement and the
Restricted Stock Units shall be interpreted and administered consistent with that intent. For purposes of Section 409A, to the extent the Restricted Stock Units constitute “deferred compensation” within the meaning of Section 409A, (i) a Termination of Employment shall not be deemed to occur unless it constitutes a “separation from service” within the meaning of Section 409A of the Code; and (ii) each payment or benefit shall be treated as a separate and distinct payment. To the extent the Restricted Stock Units constitute “deferred compensation” within the meaning of Section 409A of the Code, any payment triggered by (A) the Participant's Disability shall be made only if such Disability constitutes a “disability” within the meaning of Section 409A(a)(2)(C) of the Code and Treasury Regulation Section 1.409A-3(i)(4) or (B) a Change of Control shall be made only if such Change of Control constitutes a “change in the ownership,” “change in effective control,” or “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5); if not, payment shall be made at the time and in the manner that would have applied absent such Disability event or Change of Control, as applicable. Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any amounts that would otherwise be payable, or benefits that would otherwise be provided, during the six (6)-month period following your separation from service shall be delayed and paid in a lump sum on the first business day following the date that is six (6) months after your separation from service (or, if earlier, your death), to the extent required by Section 409A of the Code. The Company makes no representation that any payment or benefit under this Agreement is exempt from, or compliant with, Section 409A of the Code and shall have no liability for any tax, interest, or penalty imposed under Section 409A of the Code, or for any damages resulting from a failure to comply with Section 409A of the Code.

12.Global Appendix. This grant of Restricted Stock Units is subject to the additional terms and conditions set forth in the Global Appendix (provided to you separately) applicable to your country of residence or employment. If you relocate to a country included in the Global Appendix, the terms and conditions applicable to such country shall apply to you, to the extent the Company determines that their application is necessary or advisable for legal or administrative reasons. The Global Appendix, as provided to you separately, forms part of this Agreement.

13.Compliance with the Law. The issuance or transfer of Shares pursuant to this grant of Restricted Stock Units are subject to compliance by both the Company and you with all applicable federal and state securities laws and the rules of any stock exchange on which the Company’s Shares are listed. The Company will not issue any Shares pursuant to this grant of Restricted Stock Units unless and until it determines, in its sole discretion and with the advice of its counsel, that all applicable legal and regulatory requirements have been satisfied. You acknowledge that the Company has no obligation to register the

Shares with the Securities and Exchange Commission, any state securities authority, or any stock exchange in order to permit the transfer of Shares.

14.Notices. Any notice required or permitted to be delivered to the Company under this Agreement shall be in writing and addressed to Courtney Nelson Wills, Senior Vice President, General Counsel and Corporate Secretary, at the Company’s principal corporate offices (or to such other address as the Company may designate in writing). Any notice required or permitted to be delivered to you under this Agreement shall be in writing and addressed to you at your address as reflected in the Company’s records (or to such other address as you may designate in writing or by such other method approved by the Company).

15.Governing Law, Venue and Personal Jurisdiction. Notwithstanding anything contrary in the Plan or Section 16 of this Agreement, the validity, enforceability, construction and interpretation of the Plan or this Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflict of laws. You irrevocably waive any right to have the laws of any state or nation or other legal jurisdiction other than the State of Delaware apply to the Plan or this Agreement. Any dispute regarding the Plan or this Agreement that is not subject to Section 16 or is allowed to be brought in court pursuant to Section 16 (“Permitted Court Action”) shall be exclusively decided by a state court in the State of Delaware, and you irrevocably waive any right to have any such disputes decided in any jurisdiction or venue other than a state court in the State of Delaware. You irrevocably consent to the personal jurisdiction of the state courts in the State of Delaware for the purposes of any Permitted Court Action, and irrevocably waive any right to remove any case commenced by the Company from a state court in the State of Delaware to any federal court.

16.Arbitration Agreement. If you are a U.S. based employee, this Section 16 contains the terms and conditions of an agreement to arbitrate claims (the “Arbitration Agreement”) between you and the Company. The Federal Arbitration Act (“FAA”) (9 U.S.C. §1 et. seq.) applies to and governs this Arbitration Agreement. All claims and disputes covered by this Arbitration Agreement will be decided by a single arbitrator through final and binding arbitration and not by way of court or jury trial.

a.Covered Claims. You and the Company agree that, except as otherwise provided in this Arbitration Agreement, all claims or disputes, past, present, or future, arising out of or related to: (i) this Agreement, (ii) the Award, or (iii) the Plan (including, without limitations, claims for breach of contract, breach of fiduciary duty, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance) will be decided by a single arbitrator through final and binding arbitration under the terms of this Arbitration Agreement. This Arbitration Agreement applies to any disputes that the Company may have against you or that you may have against the Company, and/or any of its past, present, or future (A) officers, directors, members, owners, shareholders, employees, and board members; (B) parents, subsidiaries, and affiliates; (C) Plan Administrators and Committee members or Committees (as those terms are defined in the Plan); and

(D) predecessors, successors, or assigns. Each and all of the entities/individuals listed in the preceding sentence may enforce this Arbitration Agreement as a direct or third-party beneficiary. If any claim(s) not covered under this Arbitration Agreement are combined with claims that are covered under this Arbitration Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement.
b.The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the scope, interpretation, applicability, enforceability, or waiver of this Arbitration Agreement. However, the preceding sentence does not apply to Section 16(e) of this Agreement. Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply by virtue of this Arbitration Agreement, any claim that all or any portion of the Class Action Waiver (as defined below) is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.

c.Limitations. This Arbitration Agreement does not cover any claims or disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Both the Company and you may apply to a court of competent jurisdiction as permitted in this Arbitration Agreement for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to grant temporary or preliminary injunctive relief and may do so with or without addressing the merits of the underlying arbitrable dispute, as provided by applicable law of the jurisdiction. All determination of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Arbitration Agreement.

d.Procedures. The arbitration will be administered by the American Arbitration Association (“AAA”), and except as provided in this Arbitration Agreement, will be under the then current Commercial Arbitration Rules of the AAA (the “AAA Rules”); provided, however, that if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement shall govern. Unless the parties jointly agree otherwise, the arbitrator must be a retired judge from any jurisdiction. Unless the parties jointly agree otherwise, the arbitration will take place in the county where you are employed or were last employed by the Company.

(i)The arbitrator will be selected as follows: AAA will give each party a list of eleven (11) potential arbitrators (who are subject to the qualifications of the preceding paragraph)

drawn from its panel of arbitrators from which the parties will strike alternately by telephone conference administered by AAA, with the claimant to strike first, until only one name remains. That person will be designated as the arbitrator. If the individual selected cannot serve, AAA will issue another list of eleven (11) potential arbitrators and repeat the alternate striking selection process. If AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator, who shall act under this Arbitration Agreement with the same force and effect as if he or she had been specifically named herein.

(ii)The arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. Either party may file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.

(iii)The arbitrator will issue an award by written opinion within thirty
(30) days from the date the arbitration hearing concludes. The opinion will be in writing and include the factual and legal basis for the award. The award issued by the arbitrator may be entered in any court of competent jurisdiction.

e.Class and Collective Action Waivers. You and the Company agree to bring any claim on an individual basis. Accordingly, YOU AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED OR ARBITRATED AS A CLASS ACTION AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS AND/OR COLLECTIVE ACTION (“Class Action Waiver”).
Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined in any way with an arbitration proceeding involving claims by different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void, or voidable. In such case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

f.Discovery. Each party may take the deposition of three (3) individual fact witnesses and any expert witness designated by another party. Each party may also propound requests for production of documents, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.
g.Construction. Subject to Section 16(e), which includes its own severability provision, if any provision of this Arbitration Agreement is adjudged to be invalid, unenforceable, unconscionable, or void or voidable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement. All remaining provisions will remain in full force and effect. The mutual promises by the Company and you to arbitrate provide consideration for this Arbitration Agreement. Your entitlement to an Award provides additional and separate consideration for this Arbitration Agreement. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Arbitration Agreement. Notwithstanding any contrary language in the Agreement or otherwise, this Arbitration Agreement will survive the termination of the Agreement, the Plan, your employment and the expiration of any benefit.

17.Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including without limitation, this Agreement.

18.Agreement. By accepting your stock grant electronically on the administrator’s website or otherwise accepting or receiving the stock grant, you agree to be bound by the terms and conditions of this Agreement and the Plan, including, without limitation, the Arbitration Agreement. Your signature is not required in order to make this Agreement effective. In addition, you shall be deemed to have accepted and agreed to the terms and conditions of this Agreement and the Plan unless you provide written notice of your objection to the Company within thirty (30) days following the date of receipt of this Agreement.

MiniMed Stock Compensation Operations
MiniMed Group, Inc.
18000 Devonshire St.,
Northridge, CA 91325
rs.minimed-stockcompoperations@medtronic.com
(763) 514-4000